Exhibit 99.1

Eleven Biotherapeutics Announces Top-Line Results from Pivotal Phase 3 Study of EBI-005 in Patients with Moderate to Severe Dry Eye Disease

– Study Did Not Achieve Primary Endpoints; No Statistical Difference between EBI-005 and Vehicle Control –

– EBI-005 Program to Focus on Allergic Conjunctivitis with Pivotal Phase 3 Study to Initiate in Second Half of 2015 –

– Conference Call Scheduled for 8:30 a.m. ET Today –

CAMBRIDGE, Mass. – May 18, 2015- Eleven Biotherapeutics, Inc. (Nasdaq: EBIO), a clinical-stage biopharmaceutical company discovering and developing protein therapeutics to treat diseases of the eye, today announced top-line results from the OASIS study, the company’s first pivotal Phase 3 study of its lead drug candidate, EBI-005, in moderate to severe dry eye disease. The co-primary endpoints of the Phase 3 study were the total corneal fluorescein staining score and the patient-reported measurement related to ocular pain and discomfort based on the ocular surface disease index (OSDI), comparing the mean change from baseline at week 12 for treatment with EBI-005 to treatment with vehicle control. In this study, EBI-005 did not meet either of these two co-primary endpoints.

There was no statistically significant difference between the EBI-005 treated group and the vehicle control group on the co-primary endpoints or any secondary endpoints. Patients with dry eye disease in both the EBI-005 and vehicle treatment groups showed statistically significant improvement from baseline on the co-primary endpoints. While the change from baseline on the co-primary endpoints was greater in the vehicle group than the EBI-005 group, the differences between the two groups were not statistically significant and the company believes the differences were not clinically meaningful. EBI-005 was generally well tolerated in the Phase 3 study with fewer than 5% of patients reporting eye irritation and no treatment related serious adverse events. Approximately 13% of patients in the study reported some use of artificial tears, with no difference in artificial tear use between the EBI-005 treated and vehicle control groups. Overall, 92% of patients completed the study, with 33 patients having dropped out of the EBI-005 group and 20 patients having dropped out of the vehicle control group.

“We are disappointed that our Phase 3 study in dry eye disease did not meet its primary efficacy endpoints, but we are encouraged that we continue to see a favorable tolerability profile for EBI-005. Our key focus will be on continuing to develop EBI-005 to meet unmet medical needs in allergic conjunctivitis, based on our previously-reported Phase 2 data and scientific rationale supporting EBI-005 as a treatment for allergic conjunctivitis,” said Abbie Celniker, PhD, President and Chief Executive Officer of Eleven Biotherapeutics. “Based on these top-line results, the company does not see an immediate path forward for EBI-005 in dry eye disease, and we will not be initiating the second Phase 3 study of EBI-005 in dry eye disease that we had planned to start in the second half of this year. However we need to further assess the results from the OASIS study to fully inform our evaluation of future plans in dry eye disease, including the ongoing Phase 3 safety study.”

Dr. Celniker commented further, “We have sufficient capital to continue to invest in our promising pipeline and remain confident in the potential for our novel protein therapeutic drug candidates for ocular disease. Our team continues to be committed to moving forward with our upcoming plans including advancing EBI-005 into a pivotal study for allergic conjunctivitis and continuing to progress EBI-031 for diabetic macular edema.”

Eleven continues to prepare to advance EBI-005 into late-stage clinical development for allergic conjunctivitis, with plans to initiate a pivotal Phase 3 study in patients with moderate to severe allergic conjunctivitis in the second half of 2015. Allergic conjunctivitis is a mechanistically different ocular disease from dry eye disease. The ocular surface inflammation associated with allergic conjunctivitis is initiated by a single, central mechanism of allergen stimulation, while the underlying causes of ocular surface inflammation in dry eye disease are diverse. In October 2014, Eleven reported results from a Phase 2 study of EBI-005 in allergic conjunctivitis which demonstrated statistically significant improvements in ocular itching, tearing and nasal symptoms in the late phase allergy response in moderate to severe allergic conjunctivitis patients challenged with allergen, using the conjunctival allergen provocation model. The company also plans to continue to invest in its pipeline.

Financial Expectations

Eleven has approximately $59 million of cash and cash equivalents, which the company expects will finance its current plans into the second half of 2016. The company has approximately $15 million in debt.

About the Phase 3 OASIS Study of EBI-005 in Dry Eye Disease

The pivotal Phase 3 OASIS study (a Multi-Center, Double-Masked, Randomized, Controlled, Efficacy and Safety Study of EBI-005 5 mg/mL Topical Ophthalmic Solution Versus Vehicle Control In Subjects With Moderate to Severe Dry Eye Disease), was designed to evaluate the safety and efficacy of EBI-005. The study evaluated 669 patients with moderate to severe dry eye disease. The co-primary endpoints were evaluation of mean change from baseline at week 12 with EBI-005 treatment compared to vehicle control on the total corneal fluorescein staining score and on the patient-reported measurement related to ocular pain and discomfort based on the ocular surface disease index (OSDI), a questionnaire used to measure the symptoms of dry eye disease.

Conference Call Information

Eleven Biotherapeutics’ management team will host a conference call and audio webcast today, May 18, 2015 at 8:30 a.m. ET to discuss the top-line pivotal Phase 3 clinical study results of EBI-005 in dry eye disease. To access the conference call, please dial 844-831-3025 (domestic) or 315-625-6887 (international) at least five minutes prior to the start time and refer to conference ID 50470033.

An audio webcast of the call will also be available on the Investors & Media section of the Company’s website www.elevenbio.com. An archived webcast will be available on the Company’s website approximately two hours after the event and will be available for 30 days.

About EBI-005

Eleven Biotherapeutics’ most advanced product candidate is EBI-005, a novel, topically-administered interleukin-1 (IL-1) receptor blocker in development as a protein therapeutic for inflammatory diseases at the surface of the eye. The EBI-005 program is based on the role that elevated levels of the inflammatory cytokine IL-1 play in the initiation and maintenance of the inflammation, pain, redness, itching and other symptoms associated with ocular surface diseases.

About Eleven Biotherapeutics

Eleven Biotherapeutics, Inc. is a clinical-stage biopharmaceutical company with a proprietary protein engineering platform, called AMP-Rx, that it applies to the discovery and development of protein therapeutics to treat diseases of the eye. The Company’s therapeutic approach is based on the role of cytokines in diseases of the eye, the Company’s understanding of the structural biology of cytokines and the Company’s ability to rationally design and engineer proteins to modulate the effects of cytokines. Cytokines are cell signaling molecules found in the body that can have important inflammatory effects. For more information please refer to the Company’s website www.elevenbio.com.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, advancement or maturation of its product candidates and product pipeline, clinical development of the Company’s therapeutic candidates, including expectations regarding timing of initiation of clinical trials, patient enrollment and availability of results, regulatory requirements for initiation of clinical trials and registration of product candidates, sufficiency of cash resources and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from ongoing clinical trials, whether results of early clinical trials will be indicative of the results of future trials, the adequacy of any clinical models, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals and other factors discussed in the “Risk Factors” section of the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on April 30, 2015 and other reports on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

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Contact:

Eleven Biotherapeutics

Leah Monteiro, 617-714-0619

Leah.Monteiro@elevenbio.com